Exhibit 99.1

China Industrial Waste Management Announces 2008 First Quarter Results

DALIAN, China, May 15 /Xinhua-PRNewswire-FirstCall/ -- China Industrial Waste Management, Inc. (OTC Bulletin Board: CIWT) today announced financial results for its first quarter ended March 31, 2008.

Highlights for the First Quarter 2008

-- Total revenues for the first quarter of 2008 were US$3.13 million,an increase of 86.3% from US$1.68 million for the same quarter in 2007.
-- Net income for the first quarter of 2008 was US$1.38 million, an increase of 102.9% from US$0.68 million for the same quarter in 2007.
-- Net income margin for fiscal year 2008 was 44%, up from 40% in fiscal year 2007.
-- Diluted earnings per share for first quarter 2008 were $0.10, compared to $0.05 earnings per share for 2007, up 100% year over year.
-- Net cash provided by operating activities for first quarter 2008 were US$0.82 million, representing an increase of US$0.24 million from US$0.58 million in first quarter 2007.

Financial Results for First Quarter 2008

Revenues

The Company’s operating revenues for the three months ended March 31, 2008 were $3,130,280, an increase of $1,447,308 or 86% compared with $1,682,972 for the three months ended March 31, 2007.

	Three Months Ended March 31,
	2008	2007
		Restated
Service fees	$1,819,552	$837,063
Sales of cupric sulphate	$708,843	$388,333
Sales of recycled commodities	$601,885	$457,576
Operating revenue	$3,130,280	$1,682,972

The increase in revenues from service fees primarily results from a broadened customer base during this period compared with the same period last year. Increased revenues from operations also result from an increase in sales of cupric sulfate, which experienced a $320,510 or 83% increase during these three months in 2008 in comparison with the corresponding three months of 2007, as both unit prices and volume of cupric sulfate increased.

Cost of Revenues

The Company’s cost of revenues for the three months ended March 31, 2008 was $928,093 compared with $509,768 for the three months ended March 31, 2007.

Cost of service fees	$371,035	$228,619
Cost of cupric sulfate	$286,526	$97,295
Cost of recycled commodities	$270,532	$183,854
Total	$928,093	$509,768

The cost of revenues increased by $418,325 or 82% for the three months ended March 31, 2008 compared to the three months ended March 31, 2007 as the rapid expansion of our business caused a corresponding increase in costs.

The cost of reclaimed products (which includes cost of cupric sulfate and cost of other recycled commodities) for the three months ended March 31, 2008 increased by $275,909,compared with the same period in 2007. Such increase is attributable to the sharp increase in sales.

Operating Expenses

Total operating expenses for the three months ended March 31, 2008 increased by $160,526 to $581,927 from $421,401 for the three months ended March 31, 2007, an increase of 38%. The increase in operating expenses is principally attributable to relatively significant increased General and administrative expenses as the Company incurred expenses in connection with its expansion activities. General and administrative expenses for the three months ended March 31, 2008 increased by 63% over the corresponding period in 2007.

Foreign Currency Translation

Foreign currency translation adjustments for the three months ended March 31, 2008 increased to $589,954 from $58,768 for the three months ended March 31, 2007. This fluctuation is attributable to the revaluation of the Chinese currency against the U.S. dollar.

Net Income

Net income for the three months ended March 31, 2008 increased by $695,705 or 102% to $1,375,617 from $679,912 for the three months ended March 31, 2007. This increase is primarily attributable to the increase in revenues for the Company in the first quarter of 2008.

Liquidity and Capital Resources

We have financed our operations and met capital expenditure requirements primarily through cash provided by operating activities, trade credit and bank loans.

Accounts receivable increased by $997,998 or 168% from 594,322 as of December 31 2007 to $1,592,320. This is attributable to an increase in the number of customers during the 2008 three-month period. Short-term loan as of the three months ended March 31 2008 was $2,563,299 whereas the amount as of December 31 2007 was $1,369,000 as the Company made additional bank borrowings to accelerate our business expansion.

As of March 31, 2008, the Company had cash and cash equivalents of $4,225,461, compared to $3,260,307 at December 31, 2007. As of March 31, 2008, the Company had working capital of $2,965,479, compared to $2,345,626 as of December 31, 2007.

Cash Flow

	March 31, 2008	March 31, 2007
Net cash provided by operating activities	$821,953	$583,339
Net cash used in investing activities	$(1,118,074)	$(2,679,077)
Net cash provided by financing activities	$1,114,642	-

Net cash provided by operating activities totalled $821,953 for the three months ended March 31, 2008, compared to cash provided by operations of $583,339 for the three months ended March 31, 2007; an increase of $238,614 or 41% over the same period in the previous year. The principal reason for the increase in 2008 was cash in-flow generated from sales experienced a 7% increase in the first quarter compared with the same period in 2007. Therefore cash spent on material procurement, payroll and tax payment increased.

Net cash used in investing activities for the three months ended March 31, 2008 decreased by $1,561,003 or 58% compared to the same period in 2007. This decrease is attributable to a decline in spending on fixed assets and other investing activities.

Net cash provided by financing activities for the three months ended March 31, 2008 increased by $1,114,642 compared to the same period in 2007 as we received an additional bank loan in the first quarter of 2008.

Mr. Dong, Jinqing, CEO of CIWT, commented, “It is a good beginning for the Company with $3.13 million revenue and $1.38 million net income for first quarter 2008. Viewed from what we have achieved in the first quarter, we still hold an optimistic anticipation for 2008.

We expect that demand for waste management services will continue to increase during 2008 as the macro economy of China and investment in environmental protection grow. The Company anticipates that it will maintain steady growth as new facilities under construction are scheduled to be put into production.

We are confident that we will be able to maintain our sustainable growth in China and that our stockholders will be rewarded for their confidence in us.”

Outlook for second quarter 2008

For the second quarter of 2008, in which new projects are still under constructions, the Company anticipates revenues of $3.8 million, net income of $1.6 million, and diluted earnings per share of approximately $0.12, based on a total of 13.27 million shares outstanding.

Conventions

For the convenience of the reader, amounts expressed in this report as United States dollars have been translated from Renminbi Yuan, the official currency of the People’s Republic of China, at the rate of USD$1.00 = RMB7.3046 quoted by The People’s Bank of China (“POBC”) as of December 31, 2007; and at the rate of USD$1.00 = RMB7.0222 quoted by OANDA as of March 31, 2008. OANDA is a Delaware corporation providing internet foreign exchange rate at http://www.oanda.com . The Renminbi is not freely convertible into foreign currencies and currency translations at such exchange rates does not imply convertibility of Renminbi into U.S. Dollars or other currencies.

About China Industrial Waste Management, Inc.:

China Industrial Waste Management, Inc., through its 90%-owned subsidiary Dalian Dongtai Industrial Waste Treatment Co., Ltd., is engaged in the collection, treatment, disposal and recycling of industrial wastes principally in Dalian, China and surrounding areas in Liaoning Province. The Company provides waste disposal solutions to its more than 400 customers from facilities located in the Economic and Technology Development Zone, Dalian, PRC. Dalian Dongtai treats, disposes of and/or recycles a variety of industrial wastes through incineration, burial and/or water treatment, and recycles, processes and/or resells waste products for use as raw materials in the production of chemical and metallurgy products. In addition, Dalian Dongtai provides environmental protection services, technology consultation, pollution treatment services, and waste management design processing services.

Forward-Looking Statements:

This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain such words as "may," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, our actual performance may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission: the timing and magnitude of technological advances; the prospects for future acquisitions; the effects of political, economic and social uncertainties regarding the governmental, economic and political circumstances in the People’s Republic of China, the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their waste management requirements; the competition in the waste management industry and the impact of such competition on pricing, revenues and margins; uncertainties surrounding budget reductions or changes in funding priorities of existing government programs and the cost of attracting and retaining highly skilled personnel; our projected sales, profitability, and cash flows; our growth strategies; anticipated trends in our industries; our future financing plans; and our anticipated needs for working capital.

Forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For further information, contact:

Ms. Guo Xin, CFO
Tel: +86-411-8581-1229
Email: hellenguo@chinaciwt.com

Mr. Zhang Dazhi, Company Secretary
Tel: +86-411-8259-5339
Email: darcy.zhang@chinaciwt.com

SOURCE China Industrial Waste Management, Inc.